Exhibit 16.1

July 31, 2013

U.S. Securities and Exchange Commission
Office of the Chief Accountant
450 fifth Street, NW
Washington, DC 20549

RE:	Single Touch Systems, Inc.
File No. 000-53744
Change in Certifying Accountant

Dear Sir or Madam:

The firm of Weaver Martin & Samyn, LLC was previously principal certifying accountant for Single Touch Systems, Inc. (the “Company”) and reported on the financial statements of the Company for the year ended September 30, 2012 and 2011.  We have read Item 4.01 of Form 8-K of the Company and agree with the statements concerning our Firm contained therein.

Very Truly Yours

/s/ Weaver Martin & Samyn, LLC

411 Valentine Road, Suite 300
Kansas City, Missouri  64111